STRUCTURED ASSET SECURITIES CORPORATION

MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2002-26

TERMS AGREEMENT

Dated: December 23, 2002

To:

Structured Asset Securities Corporation, as Depositor, under the Trust Agreement dated as of December 1, 2002 (the “Trust Agreement”).

Re:

Underwriting Agreement Standard Terms dated as of April 16, 1996 (the “Standard Terms,” and together with this Terms Agreement, the “Agreement”).

Series Designation:

Series 2002-26.

Terms of the Series 2002-26 Certificates:  Structured Asset Securities Corporation, Series 2002-26 Mortgage Pass-Through Certificates, Class 1-A1, Class 1-A2, Class 1-A3, Class 1-A4, Class 1-A5, Class 1-A6, Class 1-A7, Class 1-A8, Class 1-A9, Class 1-A10, Class 1-A11, Class 1-A12, Class 1-A13, Class 1-A14, Class 1-A15, Class 1-A16, Class 1-A17, Class 1-A18, Class 1-A19, Class 1-A20, Class 1-A21, Class 1-A21, Class 1-A22, Class 2-A1, Class 2-A2, Class 2-A3, Class 2-A4, Class 2-A5, Class 2-AP, Class AX, Class B1, Class B2, Class B3, Class B4, Class B5, Class B6 and Class R (the “Certificates”) will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the “Trust Fund”).  The primary assets of the Trust Fund consist of two pools of fixed rate, conventional, fully amortizing, first lien, residential mortgage loans (the “Mortgage Loans”).  Only the Class 1-A1, Class 1-A2, Class 1-A3, Class 1-A4, Class 1-A5, Class 1-A6, Class 1-A7, Class 1-A8, Class 1-A9, Class 1-A10, Class 1-A11, Class 1-A12, Class 1-A13, Class 1-A14, Class 1-A15, Class 1-A16, Class 1-A17, Class 1-A18, Class 1-A19, Class 1-A20, Class 1-A21, Class 1-A21, Class 1-A22, Class 2-A1, Class 2-A2, Class 2-A3, Class 2-A4, Class 2-A5, Class 2-AP, Class AX (collectively, the “Class A Certificates”), Class B1, Class B2, Class B3 and Class R Certificates (the “Offered Certificates”) are being sold pursuant to the terms hereof.

Registration Statement:

File Number 333-92140.

Certificate Ratings:

It is a condition of Closing that at the Closing Date the Class A Certificates (other than the Class 1-A5 and Class 2-A5 Certificates) be rated “Aaa” by Moody’s Investors Service, Inc. (“Moody’s”) and “AAA” by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”, and, together with Moody’s, the “Rating Agencies”).  It is a condition to the issuance of the Class 1-A5 and Class 2-A5 Certificates that they be rated “AAA” by S&P.  It is a condition to the issuance of the Class R Certificate that it be rated “AAA” by S&P.  It is a condition to the issuance of the Class B1 Certificates that they be rated “AA” by S&P.  It is a condition to the issuance of the Class B2 Certificates that they be rated “A” by S&P.  It is a condition to the issuance of the Class B3 Certificates that they be rated “BBB” by S&P.

Terms of Sale of Offered Certificates:  The Depositor agrees to sell to Lehman Brothers Inc. (the “Underwriter”), and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto.  The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1, plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date:  December 1, 2002.

Closing Date:  10:00 A.M., New York time, on or about December 30, 2002.  On the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor for the account of the Underwriter.

Counsel:  McKee Nelson LLP will act as counsel for the Underwriter.

Closing; Notice Address:  Notwithstanding anything to the contrary in the Standard Terms, the Closing shall take place at the offices of counsel for the Representative, McKee Nelson LLP, 1919 M Street N.W., Suite 800, Washington DC 20036 and any notices delivered to each of the Underwriter, the Representative and the Depositor shall be delivered to it at 745 Seventh Avenue, 7th Floor, New York, New York  10019.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.

LEHMAN BROTHERS INC.

By: /s/ Joseph J. Kelly

Name: Joseph J. Kelly

Title:   Senior Vice President

Accepted:

STRUCTURED ASSET SECURITIES

CORPORATION

By:

 /s/ Ellen V. Kiernan

Name: Ellen V. Kiernan

Title:   Vice President

Schedule 1

Class	Initial Certificate Principal Amount or Initial Notional Amount(1)	Certificate Interest Rate	Purchase Price Percentage
1-A1	$ 60,000,000	3.50%	100%
1-A2	$150,000,000	4.65%	100%
1-A3	$ 75,000,000	4.30%	100%
1-A4	$ 50,000,000	5.30%	100%
1-A5	$ 5,000,000	4.00%	100%
1-A6	$108,339,000	4.10%	100%
1-A7	$150,000,000	5.60%	100%
1-A8	$ 92,000,000	5.25%	100%
1-A9	$ 15,000,000	5.35%	100%
1-A10	$ 16,060,000	5.60%	100%
1-A11	$ 77,793,000	5.60%	100%
1-A12	$122,984,000	5.60%	100%
1-A13	$500,000,000	5.60%	100%
1-A14(2)	$ 26,561,000	5.60%	100%
1-A15(2)	$ 1,000	5.60%	100%
1-A16	$ 15,000,000	5.35%	100%
1-A17	(3)	5.60%	100%
1-A18	(3)	5.60%	100%
1-A19	$ 15,782,000	5.35%	100%
1-A20	$ 7,216,000	5.35%	100%
1-A21	$ 2,602,000	5.60%	100%
1-A22	$ 5,000,000	5.35%	100%
2-A1	$218,033,000	6.00%	100%
2-A2	$ 19,067,000	6.00%	100%
2-A3	$ 10,750,000	6.00%	100%
2-A4(4)	$ 27,900,000	6.00%	100%
2-A5(4)	$ 600,000	6.00%	100%
2-AP	$ 206,934	0.00%(5)	100%
AX	(3)	5.60%	100%
B1	$ 29,210,000	Variable(6)	100%
B2	$ 9,128,000	Variable(6)	100%
B3	$ 7,302,000	Variable(6)	100%
R	$ 100	5.60%	100%

____________

(1)

These balances are approximate, as described in the prospectus supplement.

(2)

The amount of interest accruing on the Class 1-A14 and Class 1-A15 Certificates will not be payable to the holders of these classes until such time as described in the prospectus supplement.

(3)

The Class 1-A17, Class 1-A18 and Class AX Certificates are interest-only certificates; they will not be entitled to payments of principal and will accrue interest on their notional amounts as described in the prospectus supplement.

(4)

The Class 2-A4 and Class 2-A5 Certificates will not receive accelerated payments of principal to the same extent as the other related senior certificates, as discussed in the prospectus supplement.

(5)

The Class 2-AP Certificates are principal-only certificates; they will not be entitled to payments of interest.

(6)

The Class B1, Class B2 and Class B3 Certificates will accrue interest based on variable interest rates as described in this prospectus supplement.